Filed pursuant to Rule 424(b)(5)

Registration No. 333-152543

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
$110,000,000 5.70% Senior Notes due April 30, 2014	$110,000,000	$6,138
$141,000,000 6.85% Senior Notes due April 30, 2019	$141,000,000	$7,868

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”). Pursuant to Rule 457(p) of the Securities Act, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to Registration Statement on Form S-3 (No. 333-126592) and have been carried forward, of which $14,006 is offset against the registration fee due for this offering and $60,849 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed pursuant to Rule 424(b)(5)

Registration No. 333-152543

PRICING SUPPLEMENT No. 2 dated May 15, 2009

(To prospectus dated July 25, 2008 and prospectus

supplement dated April 27, 2009)

BB&T CORPORATION

MEDIUM-TERM NOTES, SERIES A (SENIOR)

$110,000,000 5.70% Senior Notes due April 30, 2014

$141,000,000 6.85% Senior Notes due April 30, 2019

This pricing supplement supplements the terms and conditions in the prospectus, dated July 25, 2008, as supplemented by the prospectus supplement, dated April 27, 2009 (as so supplemented, together with all documents incorporated by reference, the “prospectus”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus. The 5.70% senior notes due 2014, referred to herein as the 2014 notes, have the same terms as, and constitute a single tranche with, the $400,000,000 aggregate principal amount of the 2014 notes issued on April 27, 2009. The 6.85% senior notes due 2019, referred to herein as the 2019 notes (together with the 2014 notes, the notes), have the same terms as, and constitute a single tranche with, the $400,000,000 aggregate principal amount of the 2019 notes issued on April 27, 2009. The notes offered by this pricing supplement are offered as part of a reopening of the notes previously issued on April 27, 2009. These notes have the same terms and bear the same CUSIP number as, and are fungible with, the previously issued notes, but are offered at a different offering price. As a result, the outstanding aggregate principal amount of the 2014 notes will be $510,000,000 and the outstanding aggregate principal amount of the 2019 notes will be $541,000,000.

The 2014 notes will mature on April 30, 2014. The 2019 notes will mature on April 30, 2019. Interest on the notes being offered hereby will accrue from May 4, 2009. We will pay interest on the notes semi-annually in arrears on April 30 and October 30 of each year, beginning October 30, 2009. Interest will be paid to the persons in whose name the notes are registered at the close of business on the day, whether or not a business day, that is fifteen calendar days preceding each interest payment date. If any interest payment date is not a business day, the interest payment will be made on the next day that is a business day, and no interest will accrue for the period from and after such interest payment date. The notes are not subject to redemption or repayment prior to maturity and will not be subject to any sinking fund.

The notes are unsecured and will rank equally with our other unsecured and unsubordinated debt obligations.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-1 of the prospectus supplement and on page 4 of our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the attached prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 5.70% Senior Note	Total		Per 6.85% Senior Note	Total
Price to Public	99.425%	$109,367,500		98.395%	$138,736,950
Underwriter Commissions or Discounts	0.050%	$55,000		0.050%	$70,500
Proceeds to Us	99.375%	$109,626,000	(1)	98.345%	$139,149,375	(1)

(1)	Includes accrued interest from May 4, 2009 up to and including May 22, 2009, the date on which the Company expects settlement to occur, of $313,500 on the 2014 notes and $482,925 on the 2019 notes.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants on or about May 22, 2009.

Bookrunner

BB&T Capital Markets

May 15, 2009

RECENT DEVELOPMENTS

Common Stock Offering

On May 12, 2009, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the underwriters named therein. Pursuant to the Underwriting Agreement, the Company agreed to issue and sell 75,000,000 shares (the “Firm Shares”) of its common stock, par value $5.00 per share (the “Common Stock”), in a public offering. In addition, pursuant to the Underwriting Agreement, the Company granted the underwriters an option (the “Option”) to purchase up to 11,250,000 additional shares of Common Stock (the “Additional Shares”, together with the Firm Shares, the “Shares”). The underwriters exercised the Option on May 13, 2009. The Company anticipates closing the sale of the Shares to occur on May 18, 2009, generating net proceeds, after underwriting commissions and discounts and after giving effect to the Option, of approximately $1,673,250,000.

Potential Ratings Downgrade

On May 15, 2009, Fitch Ratings indicated that it was considering lowering its credit ratings on nine U.S. financial companies, including the Company, reflecting a higher level of vulnerability to the credit deterioration the ratings firm expects to continue across virtually all loan categories.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of notes offered hereby for general corporate purposes, which may include, subject to regulatory approval, the partial funding of the repurchase of BB&T’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) and the warrant to purchase up to 13,902,573 shares of Common Stock (the “Warrant”), issued to the U.S. Department of the Treasury (“U.S. Treasury”) on November 14, 2008 as part of the Troubled Asset Relief Program – Capital Purchase Program. The precise amounts and timing of our use of the net proceeds of this offering will depend upon our funding requirements and those of our subsidiaries and the availability of other funds.

We have made application and submitted materials to our two primary regulators, the Federal Deposit Insurance Corporation and the Federal Reserve, along with the required notice to the U.S. Treasury, to repurchase the Capital Purchase Program investment. Our application is now awaiting approval. There can be no assurance that such approval will be granted, and if so granted, when the Series C Preferred Stock and Warrant will be repurchased. As a result, the precise amounts and timing of our use of the net proceeds of this offering will depend upon our funding requirements and those of our subsidiaries and the availability of other funds. If we do not use the net proceeds of this offering for the repurchase of the Series C Preferred Stock, we intend to use the net proceeds of this offering for general corporate purposes.

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

We have entered into a terms agreement, dated as of May 15, 2009, with BB&T Capital Markets, a division of Scott & Stringfellow, LLC (“BB&T Capital Markets” or the “Underwriter”). Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell and BB&T Capital L.C. Markets has agreed to purchase $110,000,000 principal amount of the 2014 notes and $141,000,000 principal amount of the 2019 notes.

We have been advised by the underwriter that it proposes initially to offer the notes to the public at the public offering price set forth on page one of this pricing supplement, and may offer the 2014 notes and the 2019 notes to certain dealers at the public offering prices less concessions not in excess of 0.03% of the principal amount of the notes. The underwriter may allow, and the dealers may reallow, a concession to certain other dealers not in excess of 0.015% of the principal amount of the 2014 notes and the 2019 notes. After the initial public offering, the public offering price and these concessions may be changed from time to time.

The notes are offered as part of a reopening of the notes previously issued on April 27, 2009. The underwriter has advised us that it intends to make a market in the notes, as applicable laws and regulations permit, but the underwriter is not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

The terms agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter will purchase all the notes if any are purchased.

To facilitate the offering of these notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of these notes. Specifically, the underwriter may overallot in connection with any offering of these notes, creating a short position in these notes for their own accounts. In addition, to cover overallotments or to stabilize the price of these notes, the underwriter may bid for, and purchase, these notes in the open market. Any of these activities may stabilize or maintain the market price of these notes above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the underwriter for specified expenses.

We estimate that the total offering expenses for the notes, excluding the underwriter’s discounts, will be approximately $50,000.

We expect that the delivery of the notes will be made against payment therefor on May 22, 2009, which will be the fifth business day following the trade date of the notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next following business day will be required, by virtue of the fact that the notes will not settle in T+3, to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement and should consult their own advisor.

In the course of their respective businesses, the underwriter and certain of its affiliates have engaged and may in the future engage in commercial banking and/or investment banking transactions with us and with our affiliates. The underwriter and its affiliates may also be customers of, engage in transactions with and perform services for us, including our subsidiaries, in the ordinary course of business. They have received and may continue to receive customary fees and commissions for these transactions.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 25, 2008)

BB&T CORPORATION

MEDIUM-TERM NOTES, SERIES A (SENIOR)

MEDIUM-TERM NOTES, SERIES B (SUBORDINATED)

Due Nine Months or More From Date of Issue

BB&T Corporation may from time to time offer senior medium-term notes, Series A, and subordinated medium-term notes, Series B. The specific terms of each note offered will be included in a pricing supplement. The notes offered will specify whether they are senior or subordinated notes and, unless the applicable pricing supplement specifies otherwise, they will have the following general terms:

•	The notes will mature nine months or more from the date of issue.

•

The notes will bear interest at either a fixed or floating rate or will be zero coupon notes that will not pay interest. Floating rate interest will be based on one or more base rates, adjusted by a spread or a spread multiplier, or both, as specified in the applicable pricing supplement.

•	The notes will be denominated in U.S. dollars or in any foreign currency we specify.

•	We may redeem the notes if specified in the applicable pricing supplement.

•	The notes may be issued at a discount from the principal amount payable at maturity and may constitute original issue discount notes.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not secured. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Potential purchasers of the notes should consider the information set forth under “Risk Factors” beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Offers to purchase the notes may be solicited from time to time by the agents listed below. We may sell notes to the agents as principal for resale at varying or fixed offering prices or through the agents using their reasonable efforts on our behalf. We also reserve the right to offer and sell notes directly to investors on our own behalf and to appoint other agents. We will pay a commission in respect of any notes sold to or through an agent as agreed upon between us and such agent at the time of sale. Actual commissions payable in respect of any sale of notes will be specified in the applicable pricing supplement. There is no established trading market for the notes, and there is no assurance that the notes will be sold and that a secondary market for the notes will develop.

Joint Bookrunners

BB&T Capital Markets
Barclays Capital
J.P. Morgan

April 27, 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and any pricing supplement. We have not authorized anyone to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where the offers and sales are permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than their respective dates or the date of the document incorporated by reference, as applicable.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the attached prospectus to “BB&T,” “we,” “us,” “our” or similar references mean BB&T Corporation. If we have used but not defined terms in this prospectus supplement or the attached prospectus, those terms have the meanings contained in the indentures described in this prospectus supplement.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We have registered the notes under a registration statement on Form S-3 with the Securities and Exchange Commission under Registration No. 333-152543. From time to time, we intend to use this prospectus supplement, the accompanying prospectus, and a related pricing supplement to offer the notes. You should read each of these documents and consider the information contained in the documents identified under the heading “Incorporation of Certain Information by Reference” of the accompanying prospectus before investing in the notes.

This prospectus supplement describes certain terms of the notes that we may offer and supplements the general information contained in the attached prospectus. This prospectus supplement supersedes the attached prospectus to the extent it contains information that differs from the information in the attached prospectus.

Each time we issue notes, we will provide a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description and terms of the notes that we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement and the attached prospectus to the extent it contains information that differs from the information contained in this prospectus supplement or the attached prospectus.

i

RISK FACTORS

Your investment in the notes will involve certain risks. You should carefully consider the risks discussed below and the risk factors concerning our business included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our other filings which are incorporated by reference in the attached prospectus before deciding whether an investment in the notes is suitable for you.

Payments related to the notes will be dependent upon our subsidiaries.

As a holding company, our assets consist primarily of equity in our subsidiaries. As a result, even though the notes are our obligations, our ability to make payments on the notes depends upon our receipt of dividends, loan payments and other funds from our subsidiaries. The payment of dividends by a bank subsidiary is subject to limitations contained in federal law as well as the laws of the subsidiary’s state of incorporation. The notes are not obligations of our subsidiaries or guaranteed by our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes.

The notes are structurally subordinated to the debt of our subsidiaries.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the notes, to participate in the distribution or allocation of the assets of any of our subsidiaries during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, unless we are ourselves a creditor of the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of these banking subsidiaries. As a result, the notes are effectively subordinated to the obligations of our subsidiaries.

Holders of subordinated notes will have only limited acceleration rights and may be adversely impacted by acceleration of the senior notes.

Holders of subordinated notes have limited rights of acceleration upon events of default and may accelerate payment of indebtedness only upon certain bankruptcy, insolvency or reorganization events involving us, our primary commercial banking subsidiary or certain of our other subsidiaries. In addition, holders of senior notes may accelerate the due date of those notes if an event of default shall occur and be continuing, which may adversely impact our ability to pay obligations on subordinated notes.

We may redeem the notes when prevailing interest rates are relatively low.

If your notes are redeemable at our option, we may elect to redeem your notes when prevailing interest rates are lower than the rate borne by the notes. In such a situation, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. The existence of such a redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

Hedging activities may affect your return at maturity and the market value of the notes.

Hedging activities also may affect trading in the notes. At any time, we or our affiliates may engage in hedging activities contemporaneous with an offering of the notes. This hedging activity, in turn, may increase or decrease the value of the notes. In addition, we or our affiliates may acquire a long or short position in the notes from time to time. In the case of indexed notes, we or our affiliates may engage in hedging activity related to the indexed notes or to a component of the index or formula applicable to the indexed notes. All or a portion of these positions may be liquidated at or about the time of the maturity date of the notes. The aggregate amount and the composition of these positions are likely to vary over time. We have no reason to believe that any of our activities will have a material effect on the notes. However, we cannot assure you that our activities or the activities of our affiliates will not affect the prices at which you may sell your notes.

You may not be able to sell your notes if an active trading market for the notes does not develop.

There currently is no established trading market for the notes. The agents currently intend to make a market in the notes but they are not obligated to do so or to maintain such activity if commenced. If a trading market does develop, it may not continue for the term of the notes. If an active trading market does not develop, your ability to sell your notes may be adversely affected.

You may not be able to sell your notes at a price you believe is appropriate.

Even if a trading market develops for the notes, the price you receive upon a sale of your notes may be affected by a number of factors. These factors include:

•	our financial performance;

•	the level of liquidity of the notes;

•	any redemption features of the notes;

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the relevant notes;

•	the market for similar securities; and

•	the level, direction, and volatility of market interest rates generally.

As a result of these factors, you may not be able to sell your notes at a price you believe is appropriate or that is above the price you paid for the notes.

Changes in our credit ratings may affect the value of the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Changes or anticipated changes in our credit ratings may affect the trading value of the notes. At the same time, since the return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not necessarily reduce the other investment risks related to the notes.

The amount of interest we may pay on the notes may be limited by state law.

New York law governs the notes. New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the notes. Under present New York law, the maximum permissible rate of interest is 25% per year on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested. While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws concerning usurious rates of interest.

The notes may be denominated in a specified foreign currency that we designate at the time of offering, which would give rise to additional risks.

Exchange rates and exchange controls could adversely affect your investment in the notes.

An investment in foreign currency notes entails significant risks that are not associated with a similar investment in notes denominated in U.S. dollars. These risks include:

•	the possibility of significant changes in the rate of exchange between the U.S. dollar and the currency specified in the applicable pricing supplement; and

•	the possibility of the imposition or modification of foreign exchange controls by the United States or foreign governments.

These risks generally depend upon factors over which we have no control, such as economic and political events and the supply of, and demand for, the relevant currencies. In the past, rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile and such volatility also could occur in the future. Depreciation of the specified currency applicable to a foreign currency note against the United States dollar would result in a decrease in:

•	the U.S. dollar-equivalent yield of the security;

•	the U.S. dollar-equivalent value of the principal repayable at maturity of the security; and

•	the U.S. dollar-equivalent market value of the security.

Governments from time to time have imposed exchange controls and may in the future impose or revise exchange controls at or before the maturity of a foreign currency note (or the maturity of the note issuable at the time of exercise of a debt warrant). Exchange controls could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at the time of payment of principal, any premium or interest on a foreign currency note. Even if there are no exchange controls in place, it is possible that the specified currency for any particular foreign currency note will not be available at the maturity of the note (or the maturity of the note issuable at the time of exercise of a debt warrant) due to circumstances beyond our control. In this event, we will make required payments in U.S. dollars on the basis described in this prospectus supplement.

The unavailability of currencies or limited facilities for conversion could affect payments on your notes.

If payment on a note is required to be made in a specified currency other than U.S. dollars and such currency is

•	unavailable due to the imposition of exchange controls or other circumstances beyond our control;

•	no longer used by the government of the country issuing such currency; or

•	no longer used for the settlement of transactions by public institutions of the international banking community;

then all payments on such note shall be made in U.S. dollars until such currency is again available or so used. In such instance, the amounts otherwise payable in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment on such note made under such circumstances in U.S. dollars will not constitute an event of default under the applicable indenture.

Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

Judgments in a foreign currency could result in a loss on your notes.

Courts in the United States customarily render judgments only in U.S. dollars. However, in the case of a judgment relating to foreign currency notes, it is unclear if the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date the judgment is rendered or some other date. Under current New York law, a New York state court that renders a judgment on a foreign currency note would be required to render the judgment in the specified currency in which the foreign currency note is denominated, and this judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of foreign currency notes would bear the risk of exchange rate fluctuations from the time the amount of the judgment is calculated to the time the U.S. dollars are converted by the applicable trustee to the specified currency for payment of the judgment.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including information incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance or business and are based upon the beliefs and assumptions of our management and the information available to our management at the time these disclosures are prepared. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. Factors that could cause actual results to differ materially from those contemplated by forward-looking statements are identified above under the heading “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2008 that is referenced under that heading, and also may include the following:

•

general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services;

•	changes in the interest rate environment may reduce net interest margins and/or the volumes and values of loans made or held as well as the value of other financial assets we hold;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to us;

•	adverse changes may occur in the securities markets;

•	our competitors may have greater financial resources and develop products that enable them to compete more successfully than us;

•	costs or difficulties related to the integration of our businesses with those of our merger partners may be greater than expected;

•	expected cost savings associated with completed mergers may not be fully realized or realized within the expected time frames; and

•	deposit attrition, customer loss or revenue loss following completed mergers may be greater than expected.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to the above “Risk Factors” section and to our Annual Report on Form 10-K for the year ended December 31, 2008 on file with the SEC, including the section entitled “Risk Factors.” We have no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

BB&T CORPORATION

We are a financial holding company headquartered in Winston-Salem, North Carolina. We conduct our business operations primarily through our commercial bank subsidiary, Branch Banking and Trust Company (“Branch Bank”), which has offices in North Carolina, South Carolina, Virginia, Maryland, Georgia, West Virginia, Tennessee, Kentucky, Alabama, Florida, Indiana and Washington, D.C. In addition, our operations consist of a federally chartered thrift institution, BB&T Financial, FSB, and several nonbank subsidiaries that offer various financial services products. Substantially all of the loans by our bank and nonbank subsidiaries are to businesses and individuals in these market areas. Our principal assets are all of the issued and outstanding shares of common stock of Branch Bank and our other subsidiaries. As of March 31, 2009, we had consolidated total assets of $143.4 billion, consolidated loans of $100.2 billion, consolidated deposits of $90.6 billion and consolidated shareholders’ equity of $16.2 billion.

Branch Bank provides a wide range of banking and trust services for retail and commercial clients in its geographic markets including small and mid-size businesses, public agencies, local government and individuals. Branch Bank also markets trust services and a wide range of deposit services to individuals and businesses. Branch Bank and its operating subsidiaries offer, among other services, lease financing to businesses and municipal governments; factoring; discount brokerage services and sales of annuities and mutual funds; life insurance, property and casualty insurance, health insurance and commercial general liability insurance on an agency basis and through a wholesale insurance brokerage operation; insurance premium financing; permanent financing for commercial real estate; loan servicing for third-party investors; and direct consumer finance loans to individuals. Our direct nonbank subsidiaries provide a variety of financial services, including automobile lending, equipment financing, payroll processing, asset management, full-service securities brokerage and capital markets services.

Our common stock is traded on the New York Stock Exchange under the symbol “BBT.” Our executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101, and our telephone number is (336) 733-2000.

We refer you to the documents incorporated by reference in the attached prospectus, as described in the section “Incorporation of Certain Information by Reference,” for more information about us and our businesses.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The consolidated ratios of earnings to fixed charges for BB&T and its subsidiaries for the periods indicated below were as follows:

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
Earnings to fixed charges:
Including interest on deposits:	1.68x	1.63 x	1.76 x	2.22 x	2.88 x
Excluding interest on deposits:	2.83x	2.77 x	3.25 x	4.17 x	5.62 x

For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effects of changes in accounting principles plus income taxes and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, represent interest (other than on deposits, but including capitalized interest), one-third of rents (the proportion representative of the interest factor) and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest, one-third of rents (the proportion representative of the interest factor) and all amortization of debt issuance costs.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of the notes offered by this prospectus supplement for general corporate purposes, including working capital, capital expenditures, investments in or advances to existing or future subsidiaries, repayment of maturing obligations and refinancing of outstanding indebtedness. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness.

DESCRIPTION OF NOTES

The following description is a summary of the material provisions of the notes and the indentures referred to below. This description is subject to and qualified by reference to the provisions of the indentures, including the definitions of certain terms used in the indentures. You should read the detailed provisions of the indentures that are important to you, since your rights as a holder of notes will be governed by the indentures and not this summary description. If any information in the pricing supplement is inconsistent with this prospectus supplement, you should rely upon the information in the pricing supplement. The pricing supplement also may add, update or change information contained in the prospectus and this prospectus supplement. References in this description to interest payments and interest-related information do not apply to the zero coupon notes.

General

We may issue the notes as medium-term notes, Series A, which will represent the senior notes, or as medium-term notes, Series B, which will represent the subordinated notes. We will issue the senior notes under an Indenture, dated as of May 24, 1996, as the same may be further amended or supplemented from time to time (which we refer to as the “senior indenture”), between us and U.S. Bank National Association, a national banking association (as successor to the corporate trust business of State Street Bank and Trust Company), as senior trustee. We will issue the subordinated notes under an Indenture dated as of May 24, 1996, as the same may be further amended or supplemented from time to time (which we refer to as the “subordinated indenture”), between us and U.S. Bank National Association, a national banking association (as successor to the corporate trust business of State Street Bank and Trust Company), as subordinated trustee. The indentures are qualified under the Trust Indenture Act of 1939, as amended. In this prospectus supplement, the senior indenture and the subordinated indenture are referred to collectively as the indentures. The indentures are exhibits to the registration statement to which this prospectus supplement and the accompanying prospectus relate.

The Series A notes will constitute a single series of senior securities under the senior indenture. The Series B notes will constitute a single series of subordinated securities under the subordinated indenture. The notes will mature on a date that is nine months or more from the date of issue, as stated in the applicable pricing supplement. The Series A notes will represent unsecured, unsubordinated debt of BB&T and will rank equally with all other unsecured and unsubordinated debt of BB&T. The Series B notes will represent unsecured, subordinated debt of BB&T and will rank junior and be subordinated to all senior indebtedness of BB&T.

The indentures do not limit the aggregate principal amount of debt securities that may be issued under them and provide that debt securities may be issued from time to time in one or more series. We may from time to time, without your consent, reopen an outstanding tranche of notes and issue additional notes having the same terms and conditions as such outstanding notes (or the same terms and conditions except for the offering price, issue date and amount of the first interest payment). The notes will be our direct, unsecured obligations, will not be savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries, and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Neither the indentures nor the notes will limit or otherwise restrict the amount of other indebtedness that we may incur or other securities that we or any of our subsidiaries may issue (except that the senior indenture contains certain restrictions with respect to voting stock of a Principal Constituent Bank (as defined in this prospectus supplement)). The indentures do not restrict us from creating, assuming, incurring or permitting to exist any mortgage, pledge, encumbrance, lien or charge on our property (except the voting stock of a Principal Constituent Bank pursuant to the senior indenture). In addition, neither indenture requires us to maintain any financial ratios or specified levels of net worth or liquidity or contains any other provisions that would provide protection to holders of the notes due to a sudden or dramatic decline in the credit quality of the notes caused by a change in control, recapitalization or other capital restructuring. Rights of acceleration in case an event of default occurs with respect to the Series B notes are limited as further described below under “Events of Default with Respect to Series B Notes.”

Unless the applicable pricing supplement states otherwise:

•

the notes will mature on a business day that is nine months or more from the date of issue, provided that notes payable at commercial paper rates will mature not sooner than nine months and one day from their dates of issue;

•	we will pay interest on fixed rate notes semi-annually;

•	the Series B notes will mature after at least five years from their date of issue;

•

if the maturity date of any note or the interest payment date of any note (other than a floating rate note) specified in the applicable pricing supplement for such note is a day that is not a business day, interest, principal and premium, if any, will be paid on the next day that is a business day with the same force and effect as if made on the maturity date or the interest payment date, as the case may be, and no interest on that payment will accrue for the period from and after that maturity date or the interest payment date, as the case may be;

•	we will issue the notes at 100% of their principal amount;

•	holders will not be able to elect to have their notes repaid before the maturity date;

•	we will issue the notes, other than the foreign currency notes, in U.S. dollars;

•	we will issue the notes, other than the foreign currency notes, in fully registered form and in authorized denominations of $1,000 or any integral multiple of $1,000;

•

the principal, premium, and interest, if any, payable at maturity or at redemption on each note will be paid in immediately available funds when the note is presented at the corporate trust office of the paying agent; and

•

we will issue the notes as global securities registered in the name of a nominee of The Depository Trust Company, as depositary. We refer to these notes as global notes in this prospectus supplement. We can also issue the notes in definitive registered form, without coupons, otherwise known as certificated notes.

The applicable pricing supplement relating to each note will describe the following:

•	whether the note is a senior note or a subordinated note;

•	whether the note is being issued at a price other than 100% of its principal amount;

•	the principal amount of the note;

•	the date on which the note will be issued;

•	the date on which the note will mature;

•	whether the note is a fixed rate note, a floating rate note, or a zero coupon note;

•	any additional terms applicable to any foreign currency notes with respect to the payment of principal and any premium or interest for that note;

•	the annual rate at which the note will bear interest and the interest payment date and regular record date, if different from those described below;

•	whether the note is an original issue discount note, and if so, any additional provisions relating to this feature of the note;

•	whether the note may be redeemed at our option, and any provisions relating to redemption of the note;

•	whether the note will be represented by a certificated note and any provisions relating to this feature of the note;

•	the authorized denominations of foreign currency notes; and

•	any other terms of the note consistent with the provisions of the applicable indenture.

The notes can be presented for payment of principal and interest, the transfer of the notes can be registered and the notes can be exchanged at the offices that we maintain for this purpose as described under the heading “—Interest and Principal Payments” below. However, global notes can be exchanged only in the manner and to the extent described under the heading “—Form of Notes; Book-Entry Notes” below.

As used in this prospectus supplement, and unless the applicable pricing supplement specifies otherwise, the term business day has the following meanings:

•

Except as set forth below, a business day is any day that is not a Saturday or Sunday or Federal Reserve holiday and that is not a day that banking institutions in New York City or Winston-Salem, North Carolina are generally authorized or obligated by law or executive order to close.

•

For LIBOR notes issued in U.S. dollars, a business day, with respect to any payment, is any day that is not a Saturday or Sunday or Federal Reserve holiday and that is not a day that banking institutions in New York City or Winston-Salem, North Carolina are generally authorized or obligated by law or executive order to close, and is also a London business day, and with respect to an interest determination date, is a London business day. A “London business day” is any day on which dealings in U.S. dollars are transacted in the London interbank market.

•

For notes denominated in euro, the term business day means any day that is not a Saturday or Sunday or Federal Reserve holiday and that is not a day that banking institutions in New York City or Winston-Salem, North Carolina are generally authorized or obligated by law or executive order to close, and is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is operating, which we refer to as a TARGET business day.

•

For notes denominated in a specified currency other than euro, the term business day means any day that is not a Saturday or Sunday or Federal Reserve holiday and that is not a day that banking institutions in New York City or Winston-Salem, North Carolina are generally authorized or obligated by law or executive order to close, and is also a day on which commercial banks and foreign exchange markets settle payments in the principal financial center of the country of the relevant specified currency (if other than New York City).

Unless otherwise specified in the applicable pricing supplement, the principal financial center of any country for the purpose of the foregoing definition is as provided in the 2006 ISDA Definitions, as amended and updated from time to time, published by the International Swaps and Derivatives Association, Inc.

Interest and Principal Payments

Unless the applicable pricing supplement specifies otherwise, we will make payments of principal, interest owed, and premium, if any, with respect to any note in U.S. dollars. Except as provided under the heading “—Form of Notes; Book-Entry Notes” below, we will pay interest to the person in whose name a note, or any predecessor note, is registered at the close of business on the regular record date next preceding each interest payment date. If the original issue date of a note is between a regular record date and an interest payment date, the initial interest payment will be made on the interest payment date following the next succeeding regular record date to the registered holder on that next succeeding regular record date. Interest payable at maturity or upon redemption will be payable to the person to whom the principal will be payable.

If the specified currency for a note is other than U.S. dollars, we will (unless otherwise specified in the applicable pricing supplement) arrange to convert all payments in respect of that note into U.S. dollars. The amount of any U.S. dollar payment in respect of a note having a specified currency other than U.S. dollars will be based on the bid quoted by the exchange rate agent for the purchase of U.S. dollars with the specified currency for settlement on the payment date and on the aggregate amount of the specified currency payable to all holders of such notes scheduled to receive such payments. The bid quotation will be as of 11:00 a.m., London time, on the second day preceding the payment date on which banks are open for business in London and New York City. If this bid quotation is not available, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in London or New York City selected by the exchange rate agent for this purchase. If these bids are not available, payment of the aggregate amount due to all holders of notes on the payment date will be made in the specified currency. All currency exchange costs will be borne by the holder of the note by deductions from these payments.

The holder of a note having a specified currency other than U.S. dollars may (if the applicable pricing supplement and that note so indicate) elect to receive all payments in respect of that note in the specified currency by delivery of a written notice to the paying agent for that note not later than fifteen calendar days prior to the applicable payment date. That election will remain in effect until revoked by written notice to the paying agent received not later than fifteen calendar days prior to the applicable payment date.

We can change interest rates and base rates, as defined below, from time to time but this change will not affect any note issued or note that we agreed to issue. Unless the applicable pricing supplement specifies otherwise, the interest payment dates and the regular record dates for fixed rate notes will be as described below under the heading “—Fixed Rate Notes” and the interest payment dates and the regular record dates for floating rate notes will be as described below under the heading “—Floating Rate Notes.”

Unless the applicable pricing supplement specifies otherwise, the agent for payment, transfer and exchange of the notes, who is referred to in this prospectus supplement as the paying agent, is U.S. Bank National Association acting through its corporate trust office in New York, New York. The paying agent may be terminated or resign at any time as long as a new paying agent is in place. Unless the applicable pricing supplement specifies otherwise, we will pay the principal, interest, and premium, if any, at maturity or redemption in immediately available funds to The Depository Trust Company, as depositary, or its nominee as the registered owner of the global notes representing the book-entry notes. But we may at our option pay principal and any premium and interest on any registered note by mailing a check to the address of the person or entity entitled to the payment shown on our security register, except that holders of U.S. $10,000,000 or more in aggregate principal amount of similar notes will receive payments by wire transfer of immediately available funds if they have given appropriate wire transfer instructions to the trustee or the paying agent in writing not later than ten business days prior to the applicable payment date.

Interest Rates

General

The interest rate on the notes will be:

•	in the case of fixed rate notes, a fixed rate; and

•	in the case of floating rate notes, a floating rate determined by one or more base rates, which may be adjusted by a spread or a spread multiplier, or both.

Each note that bears interest will bear interest from and including its date of issue (or other specified date on which interest begins to accrue) or from and including the most recent interest payment date on which interest has been paid or duly provided for:

•	at the fixed rate per annum applicable to the related interest period; or

•

at the rate per annum determined by reference to the base rate applicable to the related interest period or interest periods, in each case as specified in the note and in the applicable pricing supplement, until the principal is paid or made available for payment.

Interest will be payable on each interest payment date and at maturity or, if applicable, upon redemption. The interest rate on a note for any interest period may not exceed the maximum rate permitted by New York law as may be modified by United States law of general application. Under present New York law, the maximum rate of interest is (on a simple interest basis) 16% for a loan of less than $250,000, 25% for a loan of at least $250,000 but less than $2,500,000, and unlimited for a loan of $2,500,000 or more.

The applicable pricing supplement will specify the following with respect to each note that bears interest:

•	the issue price and interest payment dates;

•	for any fixed rate note, the interest rate;

•	for any floating rate note:

•	the initial interest rate, as defined below;

•

the method, which may vary from interest period to interest period, of calculating the interest rate applicable to each interest period including, if applicable, the fixed rate per annum applicable to one or more interest periods;

•	the index maturity, which means the period to maturity of any instrument on which the base rate for any interest period is predicated;

•	any spread or spread multiplier, as defined below;

•	the interest determination dates, as defined below;

•	the interest reset dates, as defined below;

•	any minimum (floor) or maximum (ceiling) interest rate limitation on the rate at which interest will accrue during any interest period;

•	whether the note is an original issue discount note; and

•	any other terms related to interest on the notes.

Fixed Rate Notes

How Interest Accrues

Each fixed rate note will bear interest from the date of issue at the annual rate stated on its face and in the applicable pricing supplement. Unless the applicable pricing supplement specifies otherwise, interest payments for fixed rate notes will be the amount of interest accrued to but excluding the relevant interest payment date.

When Interest Is Paid

Unless the applicable pricing supplement states otherwise, the interest payment dates for fixed rate notes will be February 1 and August 1 of each year and at maturity or, if applicable, upon redemption. Unless the applicable pricing supplement states otherwise, the regular record dates for fixed rate notes will be the day, whether or not a business day, fifteen calendar days preceding each interest payment date.

How Interest Is Calculated

Interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

If a Payment Date Is Not a Business Day

If any interest payment date on a fixed rate note is not a business day, the interest payment will be made on the next day that is a business day, and no interest will accrue for the period from and after the scheduled interest payment date.

Floating Rate Notes

General

Each floating rate note will bear interest at a floating rate determined by reference to an interest rate basis or formula, which we refer to as the base rate.

The applicable pricing supplement may designate one or more of the following base rates as applicable to each floating rate note:

•	the commercial paper rate;

•	the federal funds rate;

•	LIBOR;

•	EURIBOR;

•	the prime rate;

•	the CD rate;

•	the CMT rate;

•	the treasury rate; or

•	one or more other base rates specified in the applicable pricing supplement.

The interest rate on each floating rate note for each interest period will be determined by reference to the applicable base rate specified in the applicable pricing supplement for that interest period, plus or minus any applicable spread and/or multiplied by any applicable spread multiplier.

The spread is the number of basis points, each one-hundredth of a percentage point, specified in the applicable pricing supplement to be added or subtracted from the base rate for that floating rate note. For example, if a note bears interest at LIBOR plus one basis point, or .01%, and the calculation agent determines that LIBOR is 5.00% per annum, the note will bear interest at 5.01% per annum until the next interest reset date. The spread multiplier is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note. For example, if a note bears interest at 90% of LIBOR, and the calculation agent determines that LIBOR is 5.00% per annum, the note will bear interest at 4.50% per annum until the next interest reset date.

When Interest Is Paid

Unless the applicable pricing supplement specifies otherwise and except as provided below, we will pay interest on floating rate notes on the following interest payment dates:

•	in the case of floating rate notes with a daily, weekly or monthly interest reset date, on the third Wednesday of each month of each year;

•	in the case of floating rate notes with a quarterly interest reset date, on the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes with a semi-annual interest reset date, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	in the case of floating rate notes with an annual interest reset date, on the third Wednesday of the month of each year specified in the applicable pricing supplement.

We will also pay interest, in the case of all floating rate notes, at maturity or, if applicable, upon redemption.

Unless the applicable pricing supplement specifies otherwise, the regular record dates for the floating rate notes will be the day, whether or not a business day, fifteen calendar days preceding each interest payment date.

If a Payment Date Is Not a Business Day

If any interest payment date for a floating rate note is a day that is not a business day, the interest payment date for the floating rate note will be postponed to the next day that is a business day, provided that, for LIBOR and EURIBOR notes, if that business day is in the next calendar month, the interest payment date will be the immediately preceding business day.

How Floating Interest Rates Are Reset

The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable pricing supplement. The date on which the rate of interest on a floating rate note is reset is called the interest reset date.

Unless the applicable pricing supplement specifies otherwise, the interest reset date will be as follows:

•	in the case of floating rate notes which are reset daily, each business day;

•	in the case of floating rate notes, other than treasury rate notes, which are reset weekly, the Wednesday of each week;

•

in the case of floating rate notes that are treasury rate notes which are reset weekly, the Tuesday of each week, except if the auction date falls on a Tuesday, then the next business day, as provided below;

•	in the case of floating rate notes which are reset monthly, the third Wednesday of each month;

•	in the case of floating rate notes which are reset quarterly, the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which are reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	in the case of floating rate notes which are reset annually, the third Wednesday of the month of each year specified in the applicable pricing supplement.

The applicable pricing supplement will indicate the interest rate in effect from the date of issue to the first interest reset date with respect to a floating rate note, which we refer to as the initial interest rate. If any interest reset date for a floating rate note is a day that is not a business day, the interest reset date will be postponed to the next day that is a business day, provided that, for LIBOR and EURIBOR notes, if the next business day is in the succeeding calendar month, the interest reset date will be the immediately preceding business day.

Date Interest Rate Is Determined

Unless the applicable pricing supplement specifies otherwise, the interest rate determined for any interest determination date will become effective on the next succeeding interest reset date. The interest determination date is the date that the calculation agent will refer to when determining the new interest rate at which a floating rate will reset.

Unless the applicable pricing supplement states otherwise, the interest determination date for any interest reset date will be:

•	for commercial paper rate notes, CD rate notes and CMT rate notes, the second business day before such interest reset date;

•	for federal funds rate notes and prime rate notes, the business day immediately preceding such interest reset date;

•	for LIBOR notes, the second London business day before such interest reset date;

•	for EURIBOR notes, the second TARGET business day before such interest reset date; and

•	for treasury rate notes, the business day (other than the interest reset date) on which treasury bills would normally be auctioned in the week in which such interest reset date falls.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, although it may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the interest determination date for the interest reset date for treasury rate notes occurring in the next week. If an auction falls on a day that is an interest reset date for a treasury rate note, the interest reset date will be the following business day.

The interest determination date for a floating rate note, which interest rate is determined by two or more base rates, will be the latest business day that is at least two business days prior to the interest reset date for the floating rate note on which each such base rate can be determined.

How Interest on Floating Rate Notes Is Calculated

Interest on floating rate notes will accrue from and including the most recent interest payment date on which interest is paid or duly provided for, or, if no interest is paid or duly provided for, the date will be from and including the issue date or any other date specified in the pricing supplement on which interest begins to accrue. Interest will accrue to, but excluding, the next interest payment date, or if earlier, the date on which the principal is paid or duly made available for payment. Accrued interest for a floating rate note will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. The accrued interest factor will be the sum of the interest factors calculated for each day in the period for which the interest is being paid.

Unless the applicable pricing supplement states otherwise, the interest factor for each day is computed by dividing the annual interest rate, expressed as a decimal, applicable to that day:

•	by 360, for commercial paper rate notes, federal funds rate notes, EURIBOR notes, LIBOR notes, prime rate notes, and CD rate notes; or

•	by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

Unless the applicable pricing supplement states otherwise, all percentages resulting from any calculation for the floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% or .09876545 will be rounded to 9.87655% or .0987655, and 9.876544% or .09876544 will be rounded to 9.87654% or .0987654. All calculations of the accrued interest factor for any day on floating rate notes will be rounded, if necessary, to the nearest one hundred-millionth, with five one-billionths rounded upward. For example, .098765455 will be rounded to .09876546 and .098765454 will be rounded to .09876545. All dollar amounts used in or resulting from any of these calculations will be rounded to the nearest cent, with one-half cent being rounded upwards.

The interest rate in effect on each day will be:

•	if the day is an interest reset date, the interest rate for the interest determination date related to the interest reset date; or

•

if the day is not an interest reset date, the interest rate for the interest determination date related to the next preceding interest reset date, subject in either case to any maximum or minimum interest rate referred to in the applicable pricing supplement.

Unless the applicable pricing supplement specifies otherwise, U.S. Bank National Association will be the calculation agent for any issue of floating rate notes. The calculation agent may be terminated or resign at any time as long as a new calculation agent is in place. On or before each calculation date, the calculation agent will determine the interest rate as described below and notify us and the paying agent. The paying agent will determine the accrued interest factor applicable to the floating rate note. The paying agent will, at the request of the holder of a floating rate note, provide the interest rate then in effect and the interest rate that will become effective as a result of a determination made on the most recent interest determination date for the floating rate note. The determinations of interest rates made by the calculation agent are conclusive and binding in the absence of manifest error, and neither the trustee nor the paying agent have the duty to verify them. The determinations of accrued interest factors made by the paying agent are conclusive and binding in the absence of manifest error.

Unless the applicable pricing supplement specifies otherwise, the calculation date, if applicable, related to any interest determination date on a floating rate note will be the earlier of:

•	the tenth calendar day after the interest determination date, or, if that day is not a business day, the following business day; and

•	the business day before the applicable interest payment date, maturity date or redemption date, as the case may be.

Base Rates

Commercial Paper Rate

Commercial paper rate notes will bear interest at the interest rates, calculated with reference to the commercial paper rate and the spread and/or spread multiplier, if any, specified in the commercial paper rate notes and in the applicable pricing supplement. Commercial paper rate notes will also be subject to the minimum and the maximum interest rates, if any.

Unless the applicable pricing supplement specifies otherwise, “commercial paper rate” means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to the commercial paper rate (a “commercial paper rate interest determination date”), the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement as published in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System, which we refer to as H.15(519), under the heading “Commercial Paper—Nonfinancial.”

Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the commercial paper rate cannot be determined as described above:

•

If the rate is not published by 3:00 p.m., New York City time, on the calculation date relating to the commercial paper rate interest determination date, then the commercial paper rate will be the money market yield of the rate on the commercial paper rate interest determination date for commercial paper having the index maturity specified in the applicable pricing supplement as set forth in the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/ h15/update, or any successor site or publication, which we will refer to as the H.15 Daily Update, under the heading “Commercial Paper—Nonfinancial.”

•

If by 3:00 p.m., New York City time, on the calculation date, the rate is not published in either H.15(519) or the H.15 Daily Update, then the calculation agent shall determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on the commercial paper rate interest determination date of three leading dealers of commercial paper in New York City, selected by the calculation agent, after consultation with us, for commercial paper having the index maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA” or the equivalent, from a nationally recognized statistical rating agency.

•

If the dealers selected by the calculation agent are not quoting as described in the previous bullet point, the commercial paper rate in effect immediately before the commercial paper interest determination date will not change and will remain the commercial paper rate in effect on the commercial paper interest determination date.

Money market yield is a yield calculated under the following formula:

Money Market Yield =	D x 360	x 100
360 – (D x M)

where “D” refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the interest period for which the interest is being calculated.

Federal Funds Rate

Federal funds rate notes will bear interest at the interest rates, calculated with reference to the federal funds rate and the spread and/or spread multiplier, if any, specified in the federal funds rate notes and in the applicable pricing supplement. Federal funds rate notes will be subject to the minimum and the maximum interest rate, if any. The federal funds rate will be calculated by reference to either the federal funds (effective) rate, the federal funds open rate or the federal funds target rate, as specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “federal funds rate” means the rate determined by the calculation agent, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to the federal funds rate (a “federal funds rate interest determination date”), in accordance with the following provisions:

(i) If “federal funds (effective) rate” is the specified federal funds rate in the applicable pricing supplement, the federal funds rate as of the applicable federal funds rate interest determination date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such federal funds rate interest determination date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).” If such rate does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate with respect to such federal funds rate interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent, prior to 9:00 a.m., New York City time, on the business day following such federal funds rate interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the federal funds rate determined as of such federal funds rate interest determination date will be the federal funds rate in effect on such federal funds rate interest determination date.

(ii) If “federal funds open rate” is the specified federal funds rate in the applicable pricing supplement, the federal funds rate as of the applicable federal funds rate interest determination date shall be the rate on such date under the heading “Federal Funds” for the relevant index maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the federal funds rate for the federal funds rate interest determination date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg. If such rate does not appear on Reuters Page 5 or is not displayed on FFPREBON Index page on Bloomberg or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate on such federal funds rate interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such federal funds rate interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the federal funds rate determined as of such federal funds rate interest determination date will be the federal funds rate in effect on such federal funds rate interest determination date.

(iii) If “federal funds target rate” is the specified federal funds rate in the applicable pricing supplement, the federal funds rate as of the applicable federal funds rate interest determination date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the federal funds rate for such federal funds rate interest determination date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=“). If such rate does not appear on the FDTR Index page on Bloomberg or is not displayed on Reuters Page USFFTARGET= by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate on such federal funds rate interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such federal funds rate interest determination date.

LIBOR

LIBOR notes will bear interest at the interest rates, calculated with reference to the London interbank offered rate, commonly referred to as LIBOR, and the spread and/or spread multiplier, if any, specified on the face of the LIBOR notes and in the applicable pricing supplement. LIBOR notes will be subject to the minimum and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine LIBOR for each interest determination date relating to a LIBOR note as follows:

(i) With respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to LIBOR (a “LIBOR interest determination date”), LIBOR will be the rate for deposits in the designated LIBOR currency having the index maturity specified in such pricing supplement as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency) (“Reuters Page LIBOR01”) as of 11:00 a.m., London time, on such LIBOR interest determination date. If no such rate so appears, LIBOR on such LIBOR interest determination date will be determined in accordance with the provisions described in clause (ii) below.

(ii) With respect to a LIBOR interest determination date on which no rate is displayed on Reuters Page LIBOR01 as specified in clause (i) above, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the agents) in the London interbank market, as selected by the calculation agent to provide the calculation agent with its offered quotation for deposits in the designated LIBOR currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR interest determination date and in a principal amount that is representative for a single transaction in the designated LIBOR currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR interest determination date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR interest determination date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center (as defined below), on such LIBOR interest determination date by three major banks (which may include affiliates of the agents) in such principal financial center selected by the calculation agent for loans in the designated LIBOR currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the designated LIBOR currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR interest determination date shall be LIBOR in effect on such LIBOR interest determination date.

As referenced above, “designated LIBOR currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, U.S. dollars. As used in this section, “principal financial center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR currency, if applicable, relates, except, in each case, that with respect to United States dollars, Australian dollars, Canadian dollars, euro, New Zealand dollars, South African rand and Swiss francs, the “principal financial center” shall be New York City, Sydney, Toronto, London (solely in the case of the designated LIBOR currency), Wellington, Johannesburg and Zurich, respectively.

EURIBOR

EURIBOR notes will bear interest at the interest rates, calculated with reference to EURIBOR and the spread and/or multiplier, if any, specified in the EURIBOR notes and in the applicable pricing supplement. EURIBOR notes will be subject to the minimum and maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, EURIBOR means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to EURIBOR (a “EURIBOR interest determination date”), a base rate equal to the interest rate for deposits in euro designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI—the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. EURIBOR will be determined in the following manner:

•

EURIBOR will be the offered rate for deposits in euro having the index maturity specified in the applicable pricing supplement, beginning on the second euro business day after such EURIBOR interest determination date, as that rate appears on Reuters Page EURIBOR 01 as of 11:00 a.m., Brussels time, on such EURIBOR interest determination date.

•

If the rate described above does not appear on Reuters Page EURIBOR 01, EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having such EURIBOR index maturity, beginning on such EURIBOR interest reset date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR interest determination date will be the arithmetic mean of the quotations.

•

If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euro having such EURIBOR index maturity, beginning on such EURIBOR interest reset date, and in an amount that is representative of a single transaction in euro in that market at the time.

•

If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Prime Rate

Prime rate notes will bear interest at the interest rates, calculated with reference to the prime rate and the spread and/or spread multiplier, if any, specified in the prime rate notes and in the applicable pricing supplement. Prime rate notes will be subject to the minimum and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “prime rate” means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to the prime rate (a “prime rate interest determination date”), the rate on such date as such rate is published in H.15(519) under the caption “Bank prime loan” or, if not published by 3:00 p.m., New York City time, on the related calculation date, the rate on such prime rate interest determination date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank prime loan.” If such rate is not yet published in H.15(519), H.15 Daily Update, or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the prime rate shall be the arithmetic mean calculated by the calculation agent of the rates of interest publicly announced by each bank that appears on Reuters on page USPRIME1 (or any other page as may replace such page on such service for the purpose of displaying prime rates or base lending rates of major United States banks) (“Reuters Page USPRIME1”) as such bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on such prime rate interest determination date. If fewer than four such rates so appear on the Reuters Page USPRIME1 for such prime rate interest determination date by 3:00 p.m., New York City time, on the related calculation date, then the prime rate shall be the arithmetic mean calculated by the calculation agent of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such prime rate interest determination date by three major banks (which may include affiliates of the agents) in New York City selected by the calculation agent; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, the prime rate determined as of such prime rate interest determination date will be the prime rate in effect on such prime rate interest determination date.

“Reuters Page USPRIME1” means the display on the Reuters 3000 Xtra Service (or any successor service) on the “USPRIME1 Page” (or such other page as may replace the USPRIME1 Page on such service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

CD Rate

CD rate notes will bear interest at the interest rates, calculated with reference to the CD rate and the spread and/or spread multiplier, if any, specified in the CD rate notes and in the applicable pricing supplement. CD rate notes will be subject to the minimum and maximum interest rates if any. Unless the applicable pricing supplement specifies otherwise, “CD rate” means, with respect to any interest determination date relating to any floating rate note for which the CD rate is an applicable base rate (a “CD rate interest determination date”), the rate on that date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published in H.15(519), under the heading “CDs (Secondary Market).” If the CD rate cannot be determined in this manner, the following procedures will apply:

(i) If the rate described above is not published by 3:00 p.m., New York City time, on the relevant calculation date, then the CD rate will be the rate on that CD rate interest determination date for negotiable U.S. dollar certificates of deposit having the specified index maturity as published in H.15 Daily Update, or other recognized electronic sources used for the purpose of displaying the applicable rate, under the caption “CDs (Secondary Market).”

(ii) If by 3:00 p.m., New York City time, on the applicable calculation date, that rate is not published in either H.15(519), H.15 Daily Update or another recognized electronic source, the CD rate for that CD rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD rate interest determination date, of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in New York City, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with us, for negotiable U.S. dollar certificates of deposit of major U.S. money market banks for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

(iii) If the dealer(s) selected as described above by the calculation agent are not quoting rates as set forth above, the CD rate for that CD interest rate determination date will be the CD rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, then the rate of interest payable will be the initial interest rate.

Treasury Rate

Treasury rate notes will bear interest at the interest rates, calculated with reference to the treasury rate and the spread and/or spread multiplier, if any, specified in the treasury rate notes and in the applicable pricing supplement. Treasury rate notes will be subject to the minimum and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “treasury rate” means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined by reference to the treasury rate (a “treasury rate interest determination date”), the rate from the auction held on such treasury rate interest determination date (the “auction”) of direct obligations of the United States (“treasury bills”) having the index maturity specified in such pricing supplement under the caption “INVEST RATE” on the display on Reuters page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) or, if not so published at 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield (as defined below) of the rate for such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.” If such rate is not so published in the related H.15 Daily Update or another recognized source by 3:00 p.m., New York City time, on the related calculation date, the treasury rate on such treasury rate interest determination date shall be the bond equivalent yield of the auction rate of such treasury bills as announced by the United States Department of the Treasury. In the event that such auction rate is not so announced by the United States Department of the Treasury on such calculation date, or if no such auction is held, then the treasury rate on such treasury rate interest determination date shall be the bond equivalent yield of the rate on such treasury rate interest determination date of treasury bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “U.S. government securities/treasury bills/secondary market” or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on such treasury rate interest determination date of such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. government securities/treasury bills (secondary market).” If such rate is not yet published in the H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the treasury rate on such treasury rate interest determination date shall be calculated by the calculation agent and shall be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such treasury rate interest determination date, of the three leading primary United States government securities dealers (which may include the agents or their affiliates) selected by the calculation agent, for the issue of treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the treasury rate determined as of such treasury rate interest determination date will be the treasury rate in effect on such treasury rate interest determination date.

The “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield	=	D × N	× 100
360 – (D× M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Constant Maturity Treasury (CMT) Rate

CMT rate notes will bear interest at the interest rates calculated with reference to the CMT rate and the spread and/or spread multiplier, if any, specified in the CMT rate notes and in the applicable pricing supplement. CMT rate notes will be subject to the minimum and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “CMT rate” means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to the CMT rate (a “CMT rate interest determination date”):

(i) If “Reuters Page FRBCMT” is the specified CMT Reuters Page in the applicable pricing supplement, the CMT rate on the CMT rate interest determination date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace such page on such service) (“Reuters Page FRBCMT”) for such CMT rate interest determination date. If such rate does not appear on Reuters Page FRBCMT, the CMT rate on such CMT rate interest determination date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement and for such CMT rate interest determination date as set forth in H.15(519) under the caption “Treasury constant maturities.” If such rate does not appear in H.15(519), the CMT rate on such CMT rate interest determination date shall be the rate for the period of the index maturity specified in the applicable pricing supplement as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate that would otherwise have been published in H.15(519). If the Federal Reserve Board or the United States Department of the Treasury does not publish a yield on United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement for such CMT rate interest determination date, the CMT rate on such CMT rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT rate interest determination date of three leading primary United States government securities dealers in New York City (which may include the agents or their affiliates) (each, a “reference dealer”) selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the index maturity specified in the applicable pricing supplement, a remaining term to maturity no more than one year shorter than such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than three prices are provided as requested, the CMT rate on such CMT rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT rate interest determination date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement, a remaining term to maturity closest to such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two such United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to such index maturity, the quotes for the treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT rate on such CMT rate interest determination date shall be calculated by the calculation agent and shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT rate determined as of such CMT rate interest determination date shall be the CMT rate in effect on such CMT rate interest determination date.

(ii) If “Reuters Page FEDCMT” is the specified CMT Reuters Page in the applicable pricing supplement, the CMT rate on the CMT rate interest determination date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as set forth in H.15(519) opposite the caption “Treasury Constant Maturities,” as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) (“Reuters Page FEDCMT”) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls. If such rate does not appear on Reuters Page FEDCMT, the CMT rate on such CMT rate interest determination date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement for the week or month, as applicable, preceding such CMT rate interest determination date as set forth in H.15(519) opposite the caption “Treasury Constant Maturities.” If such rate does not appear in H.15(519), the CMT rate on such CMT rate interest determination date shall be the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls. If the Federal Reserve Bank of New York does not publish a one-week or one-month, as specified in the applicable pricing supplement, average yield on United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement for the applicable week or month, the CMT rate on such CMT rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT rate interest determination date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the index maturity specified in the applicable pricing supplement, a remaining term to maturity of no more than one year shorter than such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than five but more than two such prices are provided as requested, the CMT rate on such CMT rate interest determination date shall be the rate on the CMT rate interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotation shall be eliminated. If fewer than three prices are provided as requested, the CMT rate on such CMT rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT rate interest determination date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity longer than the index maturity specified in the applicable pricing supplement, a remaining term to maturity closest to such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to such index maturity, the quotes for the Treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT rate on such CMT rate interest determination date shall be the rate on the CMT rate interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT rate determined as of such CMT rate determination date shall be the CMT rate in effect on such CMT rate interest determination date.

Original Issue Discount Notes

We may issue notes as original issue discount notes. An original issue discount note is a note, including a zero coupon note, offered at a discount from the principal amount of the note due at its stated maturity, as specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the amount payable at acceleration of maturity to the holder of an original issue discount note will be the sum of:

•	the amortized face amount of the note, and

•	in the case of an interest-bearing note issued as an original issue discount note, any accrued but unpaid qualified stated interest payments.

Unless otherwise specified in the applicable pricing supplement, the amount payable upon redemption to the holder of an original issue discount note will be the sum of:

•	the applicable percentage of the amortized face amount of the note specified in the applicable pricing supplement, and

•	in the case of an interest-bearing note issued as an original issue discount note, any accrued but unpaid qualified stated interest payments.

For purposes of computing the payments described in the foregoing paragraph, the amortized face amount of an original issue discount note is equal to the sum of:

•	the issue price of the original issue discount note; and

•

the portion of the difference between the issue price and the principal amount of the original issue discount note that has been amortized at the stated yield of the original issue discount note, computed in accordance with the rules set forth in the Internal Revenue Code of 1986, as amended, or the “Code,” and applicable Treasury regulations, at the date as of which the amortized face amount is calculated.

The amortized face amount may not exceed the principal amount of the note due at its stated maturity date. As used in this paragraph, issue price means the principal amount of the original issue discount note due at the stated maturity of the note, less the original issue discount of the note specified on its face and in the applicable pricing supplement. The term stated yield of the original issue discount note means the yield to maturity specified on the face of the note and in the applicable pricing supplement for the period from the note’s original issue date to its stated maturity date based on its issue price and its stated redemption price at maturity.

Persons considering the purchase of original issue discount notes should read the discussion set forth below under the heading “Certain United States Federal Income Tax Consequences—U.S. Holders—Original Issue Discount.”

Redemption

The applicable pricing supplement will indicate whether the notes can be redeemed prior to maturity. If the notes are redeemable, the applicable pricing supplement will indicate the terms of our option to redeem the notes prior to maturity. Unless the pricing supplement provides otherwise, in the case of notes other than zero coupon notes or certain interest bearing notes issued as original issue discount notes, the redemption price will be a specified percentage of the principal amount of the note, together with accrued interest, if any, to the date of redemption. Unless the pricing supplement provides otherwise, in the case of zero coupon notes or certain interest bearing notes issued as original issue discount notes, the redemption price will be a specified percentage of the amortized face amount of the note, together with accrued interest, if any, to the date of redemption (or, for original issue discount notes, any accrued but unpaid qualified stated interest payments). Unless the applicable pricing supplement specifies otherwise, we may redeem any of the notes which are redeemable and remain outstanding either in whole or in part, at any time, with 30 to 60 days’ notice mailed by us to the registered holder of the note. Unless the applicable pricing supplement specifies otherwise, we will not be obligated to redeem or purchase notes subject to a sinking fund or analogous provision or at the option of any holder. If less than all of the notes with similar terms are to be redeemed, the trustee will select the notes to be redeemed by a method that the trustee deems fair and appropriate. If we redeem less than all of the principal of a note prior to maturity, we will issue a new note with similar terms and of an authorized denomination representing the unredeemed portion of the note to the registered holder.

Foreign Currency Notes

If we issue notes denominated in a currency other than U.S. dollars or euro, we will not sell those notes in, or to residents of, the country that issues the currency in which those notes are denominated unless permitted by that country’s laws. This prospectus supplement is directed to prospective purchasers who are U.S. residents. Prospective purchasers who are residents of countries other than the United States should consult their own financial and legal advisors with regard to the purchase of the notes and should review the foreign currency risks discussed under the heading “Risk Factors.”

Other Provisions; Addenda

Any provisions relating to the calculation of the interest rate applicable to a note or any other related matter may be modified as specified in the applicable pricing supplement.

Consolidation, Merger, Sale, Conveyance and Lease

Each indenture provides that we may not consolidate with or merge into another corporation, or convey, transfer or lease substantially all of our properties and assets to any person unless:

•	the successor assumes our obligations under the applicable indenture and on the debt securities outstanding under the applicable indenture;

•

after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the applicable indenture; and

•	certain other conditions are met (Section 9.01 of the senior indenture; Section 10.01 of the subordinated indenture).

In that event, the successor will be substituted for us and, except in the case of a lease, we will be relieved of our obligations under the applicable indenture and the debt securities of each outstanding series, including the Series A notes or the Series B notes, as applicable (Section 9.02 of the senior indenture; Section 10.02 of the subordinated indenture).

Restrictive Covenants under the Senior Indenture

Restriction on Sale or Issuance of Voting Stock of Principal Constituent Banks

Except as described above under “Consolidation, Merger, Sale, Conveyance and Lease,” the senior indenture prohibits (i) our sale or other disposition of shares of, or securities convertible into, or options, warrants or rights to subscribe for, or purchase shares of voting stock of, a Principal Constituent Bank (as defined below), or (ii) a Principal Constituent Bank’s issuance of its own shares of, or securities convertible into, or options, warrants or rights to subscribe for, or purchase its own shares of voting stock if, in each of (i) and (ii) above, after giving effect to such transaction the Principal Constituent Bank would cease to be a Controlled Subsidiary (as defined below). In addition, the senior indenture prohibits the merger or consolidation of a Principal Constituent Bank with any other corporation unless we are or a Controlled Subsidiary is the surviving corporation, and the lease, sale or transfer of all or substantially all the properties and assets of a Principal Constituent Bank to any corporation or person, except to us or a Controlled Subsidiary or a person that, upon such lease, sale or transfer, will become our successor company or a Controlled Subsidiary. The senior indenture, however, does not prohibit any such sale, assignment, transfer or disposition of securities, any such merger or consolidation or any such lease, sale or transfer of properties and assets if required by law or as a condition imposed by law to the acquisition by us or any Controlled Subsidiary, directly or indirectly, of any person if, thereafter:

•	such person would be a Controlled Subsidiary;

•	our Consolidated Net Banking Assets would not be decreased; and

•	Branch Bank would still be a Controlled Subsidiary (Section 3.06 of the senior indenture).

“Consolidated Net Banking Assets” means all net assets owned directly or indirectly by each bank subsidiary as such net assets would be reflected on a consolidated balance sheet of BB&T prepared in accordance with generally accepted accounting principles at the time.

“Controlled Subsidiary” means any subsidiary of which more than 80% of the aggregate voting power of the outstanding shares of the voting stock is at the time owned directly or indirectly by us or by one or more of our Controlled Subsidiaries, after giving effect to the issuance to any person other than us or any Controlled Subsidiary of voting stock of the subsidiary issuable on exercise of options, warrants or rights to subscribe for such voting stock or on conversion of securities convertible into such voting stock.

“Principal Constituent Bank” means Branch Bank and, at any time, any other bank subsidiary the total assets of which, as set forth in the most recent statement of condition of such bank subsidiary, equal more than 30% of the total assets of all bank subsidiaries as determined from the most recent statements of condition of the bank subsidiaries.

Limitation on Creation of Liens

The senior indenture provides that we will not create, assume, incur or suffer to exist any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of a Principal

Constituent Bank, if, treating the pledge, encumbrance or lien as a transfer to the secured party, the Principal Constituent Bank would not be a Controlled Subsidiary (Section 3.07 of the senior indenture).

Events of Default with Respect to Series A Notes

Unless otherwise specified in the applicable pricing supplement, the following events constitute events of default with respect to the Series A notes:

•	default for 30 days in the payment of any interest upon any of the Series A notes;

•	default in the payment of the principal of, or any premium on, any of the Series A notes when due;

•	default in the payment of any sinking fund installment or analogous obligation with respect to any of the Series A notes when due;

•

the occurrence of a default or event of default under any instrument under which there may be issued or borrowed, or by which there may be secured or evidenced, any of our indebtedness (other than the Series A notes or indebtedness to a subsidiary) or any indebtedness of any subsidiary (other than indebtedness of any subsidiary to us or to another subsidiary), where: (i) not less than $1,000,000 of such indebtedness shall be past due, or become or be declared due as a result of such default or event of default, and (ii) such indebtedness or declaration, as the case may be, is not discharged or rescinded within 15 days after notice by the senior trustee or holders of at least 25% in aggregate principal amount of the outstanding Series A notes (calculated in accordance with the formula set forth in such notes in the case of Series A notes issued as being original issue discount notes);

•

final judgment(s) or order(s) for the payment of money in excess of $1,000,000 is entered against us or one or more Principal Constituent Banks and within 90 days of entry is not discharged or the execution thereof is not stayed pending appeal, or within 90 days after the expiration of any stay the judgment(s) or order(s) is not discharged;

•

failure by us in the observance or performance of any other covenant or agreement in the Series A notes or the senior indenture (other than covenants or agreements covered under other events of default or that have been specifically included in the senior indenture solely for the benefit of one or more series of securities other than the Series A notes) for 90 days after notice requiring us to remedy the failure by the senior trustee or holders of at least 25% in aggregate principal amount of the outstanding Series A notes (calculated in accordance with the formula set forth in such series in the case of Series A notes issued as being original issue discount notes); or

•	certain events of bankruptcy, insolvency or reorganization involving us or a Principal Constituent Bank (Section 4.01).

If an event of default with respect to the Series A notes shall occur and be continuing, the senior trustee or the holders of not less than 25% in aggregate principal amount (in the case of Series A notes issued at an original issue discount, calculated in accordance with the formula set forth in such notes) of all the outstanding Series A notes may declare the principal (or in the case of Series A notes issued at an original issue discount, the amount calculated in accordance with the formula set forth in such notes) of all the Series A notes to be immediately due and payable (Section 4.01). Under the senior indenture, after a default occurs, the senior trustee shall mail to the holders of the Series A notes notice of all uncured defaults known to it that have not been waived within 90 days. The term “defaults” includes events specified above that, after notice or lapse of time or both, would become an event of default. Except in the case of default in the payment of principal of, or any premium or interest on, any of the Series A notes or in the making of any sinking fund payment or analogous obligation with respect to the Series A notes, the senior trustee may withhold such notice if it in good faith determines that withholding such notice is in the interest of the holders of the Series A notes (Section 4.08).

Subject to the provisions of the senior indenture relating to the duties of the senior trustee in case an event of default shall occur and be continuing, the senior trustee is under no obligation to exercise any of the rights or powers vested in it under the senior indenture at the request, order or direction of any of the holders of the Series A notes, unless such holders offer to the senior trustee reasonable security or indemnity (Section 5.02(d)).

Subject to certain limitations contained in the senior indenture, including among other limitations that the senior trustee will not be exposed to personal liability, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series affected, voting as one class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee, or exercising any trust or power conferred on the senior trustee (Section 4.07).

No holder of any Series A note will have any right to institute any proceeding with respect to the senior indenture or for any remedy thereunder, unless:

•	such holder previously shall have given to the senior trustee written notice of a continuing event of default with respect to the Series A notes,

•

the holders of not less than 25% in aggregate principal amount (in the case of Series A notes issued at an original issue discount, calculated in accordance with the formula set forth in such notes) of the outstanding Series A notes shall have made written request, and offered reasonable indemnity, to the senior trustee to institute such proceeding as trustee, and

•

the senior trustee shall not have received from the holders of a majority in principal amount of the outstanding Series A notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days (Section 4.04).

The holder of any Series A note, however, will have an absolute right to receive payment of the principal of and any premium and interest, if any, on such note on or after the due dates expressed in such note and to institute suit for the enforcement of any such payment (Section 4.04).

We are obligated to furnish annually to the senior trustee a statement as to our performance of our obligations under the senior indenture and as to any default in such obligations (Section 3.04).

Defeasance of Series A Notes

We may terminate certain of our obligations under the senior indenture with respect to the Series A notes on the terms and subject to the conditions contained in the senior indenture, by:

•	depositing irrevocably with the senior trustee as trust funds in trust:

•

U.S. dollars or U.S. Government Obligations (as defined below) in an amount which, through the payment of interest, principal and premium, if any, in respect thereof in accordance with their terms will provide, without any reinvestment of such interest, principal and premium, if any, not later than one business day before the due date of any payment, money, or

•	a combination of money and U.S. Government Obligations sufficient to pay the principal of, and any premium and interest on, the Series A notes as such are due; and

•	satisfying certain other conditions precedent specified in the senior indenture.

Such deposit and termination are conditioned, among other things, upon our delivery of an opinion of independent counsel that the holders of the Series A notes will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve us of our obligation to pay when due the principal of, and premium and interest on, the Series A notes if the Series A notes are not paid from the money or U.S. Government Obligations held by the senior trustee for payment thereof (Section 13.05).

“U.S. Government Obligations” means securities that are direct obligations of the United States of America for the payment of which its full faith and credit are pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof.

Subordination of Series B Notes

Our obligation to make any payment of principal, premium or interest on the Series B notes, to the extent set forth in the subordinated indenture, will be subordinate and junior in right of payment to the prior payment in full of all existing and future senior indebtedness, as that term is defined in the subordinated indenture, including the Series A notes. Upon any distribution of our assets after any dissolution, winding up, liquidation or reorganization, the holders of senior indebtedness are entitled to receive payment in full of principal and any premium and interest before the holders of the Series B notes are entitled to receive any payment on account of the principal of and any premium or interest on the Series B notes. In a reorganization or readjustment, however, holders of the Series B notes may receive our securities or securities of any other corporation that are subordinated to both senior indebtedness and any securities received in the reorganization or readjustment by holders of senior indebtedness, except to the extent that any securities so received are by their terms expressly not superior in right of payment to the Series B notes (Section 3.03). Our dissolution, winding up, liquidation or reorganization following a conveyance, transfer or lease of substantially all of our properties and assets in compliance with the terms described above under “Consolidation, Merger, Sale, Conveyance and Lease” will not be deemed to be a dissolution, winding up, liquidation or reorganization for this purpose (Section 3.03(d)). In addition, we may not pay principal of, or any premium or interest on, the Series B notes and may not acquire any Series B notes for cash or property other than our capital stock if a default on senior indebtedness occurs and is continuing that permits holders of such senior indebtedness to accelerate its maturity and such default is the subject of judicial proceedings or we receive written notice of such default from a representative of all holders of the senior indebtedness. If we receive any such notice, a similar notice received within 360 days thereafter relating to the same default on the same issue of senior indebtedness shall not be effective for such purpose. We may resume payments on the Series B notes and may acquire them when that default is cured or waived or shall have ceased to exist, or the senior indebtedness to which such default relates shall have been paid in full in cash or cash equivalents or if that default is not the subject of judicial proceedings, 120 days pass after we receive such written notice (Section 3.02(b)).

By reason of this subordination, in the event of our insolvency, holders of senior indebtedness, including the Series A notes, may receive more, ratably, and holders of the Series B notes may receive less, ratably, than other of our creditors. However, this subordination will not prevent the occurrence of any event of default (Section 3.12).

The subordinated indenture does not restrict the incurrence of additional senior indebtedness.

“Senior indebtedness” means the principal of, and premium, if any, on:

•	all of our obligations for money borrowed, whenever created, except:

•	such indebtedness as is by its terms expressly stated to be junior in right of payment to the subordinated notes, and

•	such indebtedness as is by its terms expressly stated to rank equal or “pari passu” in right of payment with the subordinated notes; and

•	any deferrals, renewals or extensions of any such senior indebtedness.

Events of Default with Respect to Series B Notes

Unless otherwise specified in the applicable pricing supplement, the following events constitute events of default with respect to the Series B notes:

•	default for 30 days in the payment of any interest on any of the Series B notes;

•	default in the payment of the principal of, or any premium on, any of the Series B notes when due; or

•	certain events of bankruptcy, insolvency or reorganization involving us or a Principal Constituent Bank (Section 5.01).

Rights of acceleration in case an event of default occurs are limited. Unless otherwise specified in the applicable pricing supplement, payment of principal of the Series B notes may be accelerated only in the case of an “Acceleration Event” which is defined in the subordinated indenture as any of the bankruptcy, insolvency or reorganization events with respect to us that constitute an event of default. Unless otherwise specified in the applicable pricing supplement, there is no right of acceleration in the case of a default in the payment of principal of, or any premium or interest on, the Series B notes or our performance of any other covenant in the subordinated indenture.

In case an Acceleration Event shall have occurred and be continuing, the subordinated trustee or the holders of not less than 25% in aggregate principal amount (in the case of Series B notes issued at an original issue discount, calculated in accordance with the formula set forth in such notes) of the outstanding Series B notes may declare the principal (or, in the case of Series B notes issued at an original issue discount, the amount calculated in accordance with the formulas set forth in such notes) of all the Series B notes to be immediately due and payable (Section 5.01). Under the subordinated indenture, within 90 days after the occurrence of a default with respect to the Series B notes, the subordinated trustee shall mail to the holders of the Series B notes notice of all uncured defaults known to it that have not been waived. The term “defaults” includes events specified above which, after notice or lapse of time or both, would become an event of default. Except in the case of default in the payment of principal of, or any premium or interest on, any of the Series B notes, the subordinated trustee may withhold such notice if it in good faith determines that withholding such notice is in the interest of the holders of the Series B notes (Section 5.08).

Subject to the provisions of the subordinated indenture relating to the duties of the subordinated trustee in case an event of default shall occur and be continuing, the subordinated trustee is under no obligation to exercise any of the rights or powers vested in it under the subordinated indenture at the request, order or direction of any of the holders of the Series B notes, unless such holder(s) offer(s) to the subordinated trustee reasonable security or indemnity (Section 6.02(d)). Subject to certain limitations contained in the subordinated indenture, including among other limitations, that the subordinated trustee will not be exposed to personal liability, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of all series affected, voting as one class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated trustee, or exercising any right or power conferred on the subordinated trustee (Section 5.07).

No holder of any Series B note will have any right to institute any proceeding with respect to the subordinated indenture or for any remedy thereunder unless:

•	such holder previously shall have given to the subordinated trustee written notice of a continuing event of default with respect to the Series B notes, and

•

the holders of not less than 25% in aggregate principal amount (in the case of Series B notes issued at an original issue discount, calculated in accordance with the formula set forth in such notes) of the outstanding Series B notes shall have made written request, and offered reasonable indemnity, to the subordinated trustee to institute such proceeding as trustee, and

•

the subordinated trustee shall not have received from the holders of a majority in principal amount of the outstanding Series B notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days (Section 5.04).

The holder of any Series B note will have an absolute right, however, to receive payment of the principal of, and any premium and interest on, such note on or after the due dates expressed in such note and to institute suit for the enforcement of any such payment (Section 5.04).

We are obligated to furnish to the subordinated trustee annually a statement as to our performance of our obligations under the subordinated indenture and as to any default in such obligations (Section 4.04).

Modification of the Indentures; Waiver of Covenants

Each indenture contains provisions permitting us and the trustee to modify the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of each series affected thereby, except that, without the consent of the holder of each note affected thereby, no such modification may, among other things:

•	change the stated maturity date of the principal of or any premium or any installment of interest on, any outstanding note;

•	reduce the principal amount of, or any premium or interest on, any outstanding note;

•	reduce the amount of principal of an original issue discount note payable upon acceleration of the maturity thereof;

•	change the place of payment of principal of, or any premium or interest on, any outstanding note;

•	impair the right to institute suit for the enforcement of any payment on any outstanding note;

•

reduce the percentage (in principal amount of outstanding notes of any series) the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults and their consequences; or

•	in the case of the subordinated indenture, make any change in the subordination provisions that adversely affects the rights of any holder of subordinated notes.

Each indenture also permits us and the trustee to modify the indenture in certain circumstances without the consent of the holders of any outstanding notes of any series.

Prior to any acceleration of the notes of any series, the holders of a majority in aggregate principal amount of the outstanding notes of such series may waive any past default or event of default under the applicable indenture, except a default under a covenant that cannot be modified without the consent of each holder of a note of the series affected thereby (Section 4.07(b) of the senior indenture; Section 5.07(b) of the subordinated indenture). In addition, the holders of a majority in aggregate principal amount of the outstanding notes of any series may waive all defaults and rescind a declaration of acceleration of the notes of such series if:

•

we pay the trustee certain amounts due the trustee plus all matured installments of principal of, and any premium and interest on, the notes of such series, other than installments due by acceleration, and interest on the overdue installments to the extent provided in the applicable indenture, and

•	all other defaults with respect to the notes of that series under the applicable indenture have been cured or waived (Section 4.01 of the senior indenture; Section 5.01 of the subordinated indenture).

The Trustee

We will have no material relationship with the trustee other than as trustee. Any Principal Constituent Bank may transact business with the trustee in the ordinary course.

Under the Trust Indenture Act of 1939, the indentures are deemed to contain certain limitations on the right of the trustee, as our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee will be permitted to engage in transactions with us, provided that those transactions do not result in a material relationship between the trustee and us. The occurrence of a default under either indenture with respect to senior notes or subordinated notes could create a conflicting interest for the trustee under the Trust Indenture Act. If the default has not been cured or waived within 90 days after the trustee has or acquires a conflicting interest, the trustee generally is required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the senior notes or the subordinated notes. In the event of the trustee’s resignation, we will promptly appoint a successor trustee with respect to the affected notes.

Form of Notes; Book-Entry Notes

We and the agents will agree on the form of notes to be issued in respect of any tranche of notes. Notes sold to or through the agents will be issued in the form of global notes in fully registered form without coupons. The Depository Trust Company (“DTC”) will act as securities depositary for all global notes, which will be deposited with the registrar as custodian and registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain custodial relationships with direct participants, either directly or indirectly (“indirect participants”). The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

You will be required to make your initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Purchases of notes within the DTC system must be made by or through direct participants, who will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (a “beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, unless the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will send redemption notices to DTC. If less than all of the notes are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the notes is limited to the holders of record of the notes, in those instances in which a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes unless authorized by a direct participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

The relevant trustee will make distribution payments on the notes to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information, on the payable date in accordance with their respective holdings shown on DTC’s records. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and not DTC, the relevant trustee, trust or us, will be responsible for the payment. The relevant trustee is responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the notes at any time by giving reasonable notice to the relevant trustee and to us. If a successor securities depositary is not appointed, note certificates will be printed and delivered. We may, at our option, decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary), and after an event of default, the holders of an aggregate principal amount of notes may discontinue the system of book-entry transfers through DTC. In either case, certificates for the notes will be printed and delivered.

In case of notes sold directly to investors, we may elect to issue notes in the form of one or more master global notes. A master global note will evidence our indebtedness under one or more senior or subordinated notes issued or to be issued under the indentures. The terms of each note evidenced by a master global note shall be identified on our records maintained by the paying agent. At the request of the registered owner of a master global note, we shall promptly issue and deliver one or more separate note certificates evidencing each note evidenced by the master global note.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, and we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the principal U.S. federal income tax consequences relating to your acquisition, ownership, and disposition of notes. This summary is based on the tax laws of the United States, including the Code, its legislative history, existing and proposed Treasury regulations thereunder, published rulings of the U.S. Internal Revenue Service (“IRS”) and court decisions, all as currently in effect and all of which are subject to change at any time possibly with retroactive effect. This discussion deals only with holders that will hold notes as capital assets, and does not address the U.S. federal income tax consequences applicable to all categories of investors. In particular, the discussion does not deal with those of you who may be in special tax situations, such as dealers in securities, insurance companies, financial institutions, regulated investment companies, or tax-exempt entities. It does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to the notes or to you as a holder of the notes. This summary also may not apply to all forms of notes that we may issue. If the tax consequences associated with a particular form of note are different than those described below, they will be discussed in the pricing supplement relating to that note.

The U.S. federal income tax discussion that appears below is included in this prospectus supplement for your general information. Some or all of the discussion may not apply to you depending upon your particular situation. You should consult your tax advisor concerning the tax consequences to you of owning and disposing of the notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal or other tax laws.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

an entity which is a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date, that elect to continue to be treated as U.S. persons also will be U.S. holders.

Partners or partnerships should consult their tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by the partnership.

A “Non-U.S. holder” is a holder that is not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

U.S. Holders

Payment of Interest

Interest on a note generally will be taxable to you as ordinary income at the time you accrue or receive the interest in accordance with your accounting method for U.S. federal income tax purposes. However, special rules apply to a note that is issued with original issue discount (“OID”).

Original Issue Discount

Some of your notes may be issued with OID. For U.S. federal income tax purposes, OID is the excess of the “stated redemption price at maturity” of a debt instrument over its “issue price,” unless that excess is de minimis (defined below). The “stated redemption price at maturity” of a note is the sum of all payments required to be made on the note other than “qualified stated interest” payments. The “issue price” of a note is generally the first offering price to the public at which a substantial amount of the debt instrument is sold to persons other than those acting in the capacity of placement agents, underwriters, brokers or wholesalers. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain conditions in connection with the special rules relating to floating-rate notes, at a variable rate. If a note bears interest during any accrual period at a rate below the rate applicable for the remaining term of the note (for example, notes with teaser rates or interest holidays), then some or all of the stated interest may not be treated as qualified stated interest.

OID is considered to be de minimis (“de minimis OID”) if it is less than one-quarter of one percent of a note’s stated redemption price at maturity multiplied by the number of complete years to its maturity (weighted average maturity based on complete years for each payment if principal is payable in installments). A U.S. holder of a note with de minimis OID will include any de minimis OID in income, as capital gain, on a pro rata basis as principal payments are made on the note.

You are required to include qualified stated interest payments in income as interest when you accrue or receive those payments (in accordance with your accounting method for U.S. federal income tax purposes). If you hold a note with OID with a maturity of more than one year, you generally are required to include OID in income before you receive the associated cash payment, regardless of your accounting method for U.S. federal income tax purposes. If you are an initial purchaser of an OID note, the amount of the OID you should include in income is the sum of the daily accruals of the OID for the note for each day during the taxable year (or portion of the taxable year) in which you held the OID note. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the OID note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and (2) the amount of any qualified stated interest allocable to the accrual period. The “adjusted issue price” of an OID note at the beginning of any accrual period is the sum of the issue price of the OID note plus the amount of OID allocable to all prior accrual periods reduced by any payments you received on the note that were not qualified stated interest. Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods. Under Treasury regulations, the yield and maturity of a note that is subject to one or more calls by the issuer are determined by assuming that the issuer will exercise any call in such a way as to minimize the yield on such note.

If you are not an initial purchaser of an OID note and you purchase an OID note for greater than its adjusted issue price as of the purchase date and less than or equal to its remaining stated redemption price at maturity, you will have purchased the OID note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID which you must include in your gross income for the note for any taxable year (or any portion of a taxable year in which you hold the note) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.

Short-Term Notes

The OID provisions described above do not apply to short-term notes having a fixed maturity date not more than one year from the date of issue. Under applicable Treasury regulations, this type of short-term note will be treated as having been issued with OID equal to the excess of the total principal and interest payments on the note over its issue price. An individual or other holder using the cash receipts and disbursements method of tax accounting will not be required to include OID on the short-term note in ordinary income for U.S. federal income tax purposes on a daily basis unless the holder elects to do so, but would be required to include stated interest in income as the income is received. Holders of short-term notes who report income under the accrual method of tax accounting and certain other holders are required to include OID in income on a daily basis pursuant to a straight-line method, unless these holders make an election to accrue OID under the constant yield method described above by taking into account daily compounding. In the case of holders of short-term notes not required and not electing to include OID in income currently, any gain realized on the sale, exchange, or maturity of the short-term notes will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected on a constant yield method, based on daily compounding), reduced by any interest received, to the date of sale, exchange or maturity. Holders of short-term notes not required and not electing to include the OID in income currently will be required to defer deductions for interest on indebtedness incurred or continued to purchase or carry the short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

Premium

If you purchase a note at a cost greater than the note’s remaining stated redemption price at maturity, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. OID notes purchased at a premium will not be subject to the OID rules described above. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

If you purchase a note in the secondary market at a price that is lower than the note’s remaining stated redemption price at maturity (or in the case of an OID note, the note’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to have “market discount” in your hands. In this case, any partial payment of principal or any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any partial payment of principal or any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

Constant Yield Election

Instead of reporting under your normal accounting method, you may elect to include in gross income all interest that accrues on an OID note by using the constant yield method applicable to OID, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest as adjusted by any amortizable bond premium or acquisition premium.

If you have not made an election under Section 171(c)(2) of the Code to amortize bond premium, a constant yield election for a note with amortizable bond premium will result in a deemed election under Section 171(c)(2) of the Code for all of your debt instruments with amortizable bond premium acquired during the current year and all subsequent years. Similarly, a constant yield election for a note with market discount by a U.S. holder that has not made an election under Section 1278(b) of the Code to include market discount in income on a current basis will result in a deemed election under Section 1278(b) of the Code. Such a deemed election will apply to all debt instruments with market discount acquired by the U.S. holder during the current year and all subsequent years. Neither the bond premium election under Section 171(c)(2) of the Code nor the market discount election under Section 1278(b) of the Code may be revoked without the permission of the IRS.

Sale, Exchange, or Retirement of Notes

Upon the sale, exchange, retirement, or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize from the disposition and your adjusted tax basis in the note, except that any amount realized that is attributable to accrued interest will be included in your gross income as interest income. Your tax basis in a note initially is your cost for the note. This amount is increased by any “original issue discount” or “market discount” previously included by you in income with respect to the note and is decreased by the amount of any “premium” you previously amortized and the amount of any payment (other than a payment of “qualified stated interest”) you have received in respect of the note. The terms “market discount,” “premium,” “original issue discount,” and “qualified stated interest” are defined above.

Except as discussed above with respect to market discount, gain or loss realized by you on the sale, exchange, retirement, or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. Net long-term capital gain recognized by an individual U.S. Holder is currently subject to tax at a maximum rate of 15%. The ability of U.S. Holders to offset capital losses against ordinary income is limited.

Reopenings

The IRS has issued regulations regarding whether additional debt instruments issued in a reopening will be considered part of the same issue, with the same issue price and yield to maturity, as the original debt instruments for U.S. federal income tax purposes. Except as provided in a pricing supplement, we expect that additional notes issued by us in any reopening will be issued such that they will be considered part of the original issuance to which they relate.

Non-U.S. Holders

This section discusses the principal U.S. federal tax consequences applicable to Non-U.S. holders of acquiring, owning and disposing of notes.

Principal (and premium, if any) and interest payments, including any OID, that you receive from us or our agent generally will not be subject to U.S. federal withholding tax. However, interest, including any OID, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if (1) you actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) you are a controlled foreign corporation for U.S. tax purposes that is related to us (directly or indirectly) through stock ownership, or (3) either (A) you do not certify to us or our agent, under penalties of perjury, that you are a Non-U.S. person and provide your name and address (which certification may be made on an IRS Form W-8BEN, or a successor form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the note does not certify to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from you certifying that you are a Non-U.S. person and furnishes us with a copy of the statement.

If you are in a trade or business in the United States and interest, including any OID, on the note (or gain realized on its sale, exchange, retirement or other disposition) is effectively connected with the conduct of your trade or business (and if required by an applicable income tax treaty, is attributable to your permanent establishment in the United States), you may be subject to U.S. federal income tax on such income in the same manner as if you were a U.S. person. You should read the material under the heading “—U.S. Holders,” for a description of the U.S. tax consequences of acquiring, owning, and disposing of notes. If you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% (unless reduced or eliminated by an applicable treaty) of your effectively connected earnings and profits for the taxable year, subject to certain adjustments. Instead of the certification described in the preceding paragraph, if you have effectively connected income you must provide the payer with a properly executed IRS Form W-8ECI to claim an exemption from U.S. federal withholding tax.

You will not be subject to U.S. federal income tax or withholding taxes on any capital gain or market discount you realize upon the sale, exchange, retirement or other disposition of a note if the gain is not effectively connected with a U.S. trade or business carried on by you and, if you are an individual, you are not present in the United States for 183 days or more in the taxable year of retirement or disposition.

Backup Withholding and Information Reporting

In general, payments of principal, premium (if any), interest, and other amounts (including OID, if any) with respect to a note will be subject to reporting and possibly backup withholding. Reporting means that the payment is required to be reported to you and the IRS. Backup withholding means that we (or any paying agent) are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf. If applicable, backup withholding will be imposed at a rate of 28%. This rate is scheduled to increase to 31% after 2010.

If you are a U.S. person (other than a corporation or certain exempt organizations), you may be subject to backup withholding if you do not supply an accurate taxpayer identification number and certify that your taxpayer identification number is correct. You may also be subject to backup withholding if the United States Secretary of the Treasury determines that you have not reported all interest and dividend income required to be shown on your U.S. federal income tax return or if you do not certify that you have not underreported your interest and dividend income. If you are not a U.S. person, backup withholding and information reporting will not apply to payments made to you if you have provided the required certification that you are a Non-U.S. person, as described under the heading “—Non-U.S. Holders,” or you otherwise establish an exemption, provided that the payor does not have actual knowledge that you are a U.S. person or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on your behalf generally will not be subject to information reporting or backup withholding (absent actual knowledge that you are a U.S. person). However, if the broker, custodian, nominee, or other dealer is a U.S. person or foreign broker, custodian, nominee, or other dealer with certain relationships to the United States, information reporting (but not backup withholding) generally will be required with respect to payments made to you unless the broker, custodian, nominee, or other dealer has documentation of your foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary. Alternatively, you may otherwise establish an exemption from information reporting.

Payment of the proceeds from a sale of a note to or through the U.S. office of a broker is subject to information reporting and backup withholding, unless you certify as to your status as a Non-U.S. person or otherwise establish an exemption from information reporting and backup withholding.

Any amounts withheld from your payment under the backup withholding rules would be refundable or allowable as a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.

PLAN OF DISTRIBUTION

We are offering the medium-term notes on a continuing basis through BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Barclays Capital Inc., J.P. Morgan Securities Inc., and persons who may from time to time act as agents with respect to the notes, which we refer to individually as an “agent” and, together, as the “agents,” who have agreed to use reasonable efforts to solicit offers to purchase these notes. We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an agent, in connection with sales of these notes resulting from a solicitation that an agent made or an offer to purchase that an agent received, a commission as agreed between us and an agent at the time of such sale. Actual commissions payable in respect of any sale of such notes will be specified in the applicable pricing supplement. We and the agent will negotiate commissions for notes with a maturity of 30 years or greater at the time of sale.

We may also sell these notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount. We have also reserved the right to sell notes directly on our own behalf, in which case no commission will be payable to the agents.

Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

We estimate that we will spend approximately $450,000 for printing, rating agency, trustee’s and legal fees and other expenses allocable to the offering of these notes.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these notes on a national notes exchange, but the agents have advised us that they intend to make a market in these notes, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

To facilitate the offering of these notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these notes. Specifically, the agents may overallot in connection with any offering of these notes, creating a short position in these notes for their own accounts. In addition, to cover overallotments or to stabilize the price of these notes, the agents may bid for, and purchase, these notes in the open market. Finally, in any offering of these notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

In the course of their respective businesses, our agents and certain of their affiliates have engaged and may in the future engage in commercial banking and/or investment banking transactions with us and with our affiliates. Some of the agents and their affiliates may also be customers of, engage in transactions with and perform services for us, including our subsidiaries, in the ordinary course of business. They have received and may continue to receive customary fees and commissions for these transactions.

Concurrently with the offering of these notes through the agents, we may issue other debt notes under the indentures referred to in this prospectus supplement.

LEGAL MATTERS

The validity of the notes has been passed upon for us by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio. Shearman & Sterling LLP, New York, New York, will pass upon certain matters for the agents.

PROSPECTUS

BB&T Corporation

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT WARRANTS

EQUITY WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

JUNIOR SUBORDINATED DEBENTURES

GUARANTEES

UNITS

BB&T Capital Trust V

BB&T Capital Trust VI

BB&T Capital Trust VII

BB&T Capital Trust VIII

CAPITAL SECURITIES

These securities may be offered and sold from time to time by us or by the capital trusts identified above, and also may be offered and sold by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in securities described in the applicable prospectus supplement. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.

These securities are unsecured and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries. These securities are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Our common stock is listed on the New York Stock Exchange under the symbol “BBT.” Our principal executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101 (telephone: (336) 733-2000).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2008.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS

PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	an accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering and sale of the securities and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities identified in this prospectus. Each time we offer and sell securities, we will provide a prospectus supplement that will contain information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “BB&T,” “we,” “us,” “our” or similar references mean BB&T Corporation.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register the securities offered by this prospectus includes exhibits, schedules and additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Our SEC filings also are available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. The following documents filed with the SEC are incorporated by reference:

(1)	our annual report on Form 10-K for the year ended December 31, 2007;

(2)	our quarterly report on Form 10-Q for the quarter ended March 31, 2008;

(3)	our current reports on Form 8-K filed on January 4, 2008 and January 24, 2008, current report on Form 8-K/A filed on January 24, 2008 and current reports on Form 8-K filed on March 11, 2008, April 22, 2008 and May 5, 2008; and

(4)	the description of our common stock, par value $5.00 per share, contained in our Registration Statement on Form 8-A filed with the SEC on September 4, 1991.

All future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities are incorporated by reference in this

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prospectus (other than information in such future filings deemed, under SEC rules or otherwise, not to have been filed with the SEC). Information filed with the SEC after the date of this prospectus will automatically update and supersede information contained in or previously incorporated by reference in this prospectus.

We will provide without charge to each person (including any beneficial owner) to whom a prospectus is delivered, on the written or oral request of any such person, a copy of any or all of these filings (other than the exhibits to such documents, unless that exhibit is specifically incorporated by reference in that filing). Requests should be directed to: BB&T Corporation, 150 South Stratford Road, Suite 300, Winston-Salem, North Carolina 27104, Attention: Investor Relations, Telephone: (336) 733-3058.

No separate financial statements of the trusts are included or incorporated by reference in this prospectus. BB&T and the trusts do not believe that such financial statements would be material to holders of capital securities because the trusts are special purpose entities, have no operating history or independent operations and are not engaged in, and do not propose to engage in, any activity other than issuing the capital securities and holding as trust assets any corresponding securities. In addition, we do not expect that the trusts will be filing reports with the SEC under the Securities Exchange Act of 1934.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The consolidated ratios of earnings to fixed charges for BB&T Corporation and its subsidiaries for the periods indicated below were as follows:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Earnings to fixed charges:
Including interest on deposits:	1.70 x	1.67 x	1.63 x	1.76 x	2.22 x	2.88 x	2.24 x
Excluding interest on deposits:	2.91 x	3.06 x	2.77 x	3.25 x	4.17 x	5.62 x	3.94 x

For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effects of changes in accounting principles plus income taxes and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, represent interest (other than on deposits, but including capitalized interest), one-third of rents (the proportion representative of the interest factor) and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest, one-third of rents (the proportion representative of the interest factor) and all amortization of debt issuance costs.

As of the date of this prospectus, we have no preferred stock outstanding.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus as set forth in the applicable prospectus supplement.

VALIDITY OF SECURITIES

The validity of the securities may be passed upon for us by Frances B. Jones, Esq., Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T, or by counsel named in the applicable prospectus supplement, and for any underwriters or agents by counsel selected by such

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underwriters or agents. Unless the applicable prospectus supplement or, if necessary, the applicable pricing supplement, indicates otherwise, certain matters of Delaware law relating to the validity of the capital securities, the enforceability of the trust agreements and the creation of the trusts will be passed upon for us and the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to us and the trusts.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of BB&T incorporated in this prospectus by reference to BB&T’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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BB&T CORPORATION

MEDIUM-TERM NOTES, SERIES A (SENIOR)

$110,000,000 5.70% Senior Notes due April 30, 2014

$141,000,000 6.85% Senior Notes due April 30, 2019

PRICING SUPPLEMENT NO. 2

dated May 15, 2009

(To prospectus dated July 25, 2008 and

prospectus supplement dated April 27, 2009)

BB&T Capital Markets